The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale of securities is not permitted.
Subject to Completion, Preliminary Pricing Supplement dated February 1, 2012
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-172554 and 333-172554-01
PRELIMINARY PRICING SUPPLEMENT NO. 2012-MTNDG0187 DATED FEBRUARY    , 2012
(RELATED TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Contingent-Return Optimization Securities Based on the Russell 2000® Index due on or about February 28, 2014
Any Payments Due from Citigroup Funding Inc. Are Fully and Unconditionally Guaranteed by Citigroup Inc.
Unlike ordinary debt securities, the Contingent-Return Optimization Securities Based on the Russell 2000® Index due on or about February 28, 2014, which we refer to as the Securities, do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  At maturity, you will receive, for each $10 stated principal amount of Securities that you then hold, an amount in cash that will vary depending upon the closing level of the Russell 2000® Index, which we refer to as the underlying index, on the final valuation date and which may be significantly less than the stated principal amount of the Securities and possibly zero. The Securities are a series of unsecured securities issued by Citigroup Funding Inc. The Securities will have limited or no liquidity and you may lose some or all of your investment.  Any payments that become due on the Securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Securities are subject to the credit risk of Citigroup Inc. If Citigroup Funding Inc. and Citigroup Inc. were to default on their obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
•	The Securities will mature on February , 2014 (expected to be February 28, 2014). We will not make any payments on the Securities prior to maturity.

•
The minimum investment amount will be 100 Securities.  The stated principal amount is $10 per Security.  The issue price is $10.00 per Security for brokerage accounts and $9.80 per Security for fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser.  See “Description of Securities—Plan of Distribution; Conflicts of Interest” for more information.

•	At maturity, you will receive, for each $10 stated principal amount of Securities that you then hold, an amount in cash equal to:

º	If the final index level is greater than or equal to the trigger level:

$10 + ($10 × the greater of (i) the contingent return and (ii) the index return, subject to the maximum gain)

In no event will the return on the Securities be greater than the maximum gain.

º	If the final index level is less than the trigger level:

$10 + ($10 × the index return)

If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be lower than   -40%, and your payment at maturity will be less than $6.00 per Security and possibly zero.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on page PS-6.

•	The contingent return will be 10%.

•	The maximum gain will be 25% to 35%. The actual maximum gain will be determined on the day we price the Securities for initial sale to the public, which we refer to as the trade date.

•	The trigger level will equal , 60% of the initial index level.

•	The index return will be a fraction equal to (i) the final index level minus the initial index level, divided by (ii) the initial index level.

•	The initial index level will equal , the closing level of the underlying index on the trade date.

•	The final index level will equal the closing level of the underlying index on the final valuation date.

•	The trade date will be February , 2012 (expected to be February 24, 2012).

•	The final valuation date will be February , 2014 (expected to be February 24, 2014), subject to postponement for non-index business days and certain market disruption events.

•	The stated payout on the Securities, including any repayment of the stated principal amount, is only available from the issuer at maturity.

•
Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

•	The Securities will not be listed on any securities exchange.

•	The CUSIP number for the Securities is 17317U196. The ISIN number for the Securities is US17317U1960.
Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-8.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security	Total
Public Offering Price	$ 10.00 (1)	$
Underwriting Discount	$ 0.20 (1)	$
Proceeds to Citigroup Funding Inc.	$ 9.80	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the lead agent for the sale of the Securities, will receive an underwriting discount of $0.20 for each Security sold in this offering. UBS Financial Services Inc., acting as agent for sales of the Securities, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of such Securities for $9.80 per Security, which includes the underwriting discount. UBS Financial Services Inc. proposes to offer the Securities to brokerage accounts at a price of $10.00 per Security and to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser at a price of $9.80 per Security.  UBS Financial Services Inc. will receive an underwriting discount of $0.20 per Security for each Security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines. You should refer to “Risk Factors Relating to the Securities” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
Citigroup Global Markets Inc. expects to deliver the Securities to purchasers on or about February 29, 2012.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

KEY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments that become due on the Securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the Securities have downside market risk, you may receive an amount at maturity that is substantially less than the stated principal amount of each security and could be zero

Aggregate principal amount:	$
Stated principal amount:	$10 per Security (subject to a minimum investment of 100 Securities)
Issue price:	• $10.00 per Security for brokerage accounts; • $9.80 per Security for fee-based advisory accounts for which UBS Financial ServicesInc. is an investment adviser
Interest:	None
Trade date:	February , 2012 (expected to be February 24, 2012)
Settlement date:	February , 2012 (three business days after the trade date)
Final valuation date:	February , 2014 (expected to be February 24, 2014), subject to postponement for non-index business days and market disruption events
Maturity date:	February , 2014 (expected to be February 28, 2014)
Underlying index:	Russell 2000® Index
Payment at maturity:
At maturity, you will receive for each Security you then hold an amount in cash equal to:
•           If the final index level is greater than or equal to the trigger level:
$10 + ($10 ´ the greater of (i) the contingent return and (ii) the index return, subject to the maximum gain)
In no event will the return on the Securities exceed the maximum gain.
•           If the final index level is less than the trigger level:
$10 + ($10 ´ the index return)
If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be lower than -40%, and your payment at maturity will be less than $6.00 per Security and possibly zero.
All payments on the Securities are subject to the credit risk of Citigroup Inc.

Contingent return:	10%
Maximum gain:	25% to 35%, to be determined on the trade date
Maximum payment at maturity:	$12.50 to $13.50 (125% to 135% of the stated principal amount), to be determined on the trade date, per Security
Index return:	(final index level – initial index level) / initial index level
Initial index level:	, the closing level of the underlying index on the trade date
Final index level:	The closing level of the underlying index on the final valuation date
Trigger level:	, 60% of the initial index level
CUSIP:	17317U196
ISIN:	US17317U1960
Listing:	The Securities will not be listed on any securities exchange.
Risk Factors:	Please see “Risk Factors Relating to the Securities” beginning on page PS-8.
Agents:	Citigroup Global Markets Inc. (“Citigroup Global Markets”), our affiliate, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal
Calculation Agent:	Citigroup Global Markets Inc.
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Clearing and settlement:	DTC

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Contingent-Return Optimization Securities Based on the Russell 2000® Index due February    , 2014 (the “Securities”) we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors Relating to the Securities.”

The Securities offered are medium-term debt securities of Citigroup Funding Inc. (“Citigroup Funding”).  The Securities have been designed for investors who are willing to forgo market interest rates and dividends in exchange for a payment at maturity based on the performance of the Russell 2000® Index, which we refer to as the underlying index, from the trade date to the final valuation date (as measured solely on those two dates), subject to the maximum gain.  At maturity, you will receive a positive return on the Securities only if the closing level of the underlying index on the final valuation date is greater than or equal to the trigger level.  All payments that become due on the Securities are fully and unconditionally guaranteed by Citigroup Inc. and are subject to the credit risk of Citigroup Inc.

The Russell 2000® Index is described under “Description of Securities––The Underlying Index; Public Information” in this pricing supplement.

Each Security costs $10.00 for sales to brokerage accounts and $9.80 for sales to fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser
We, Citigroup Funding, are offering the Securities Based on the Russell 2000® Index due February    , 2014.  The stated principal amount of each Security is $10.   The issue price of each Security is $10.00 for sales to brokerage accounts and $9.80 for sales to fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser.

The issue price of the Securities includes the cost of hedging our obligations under the Securities and, for brokerage accounts, the underwriting discount paid with respect to the Securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the Securities reflects these hedging costs and, for brokerage accounts, this underwriting discount is expected to adversely affect the secondary market prices of the Securities.  See “Risk Factors Relating to the Securities—The inclusion of the underwriting discount and projected profit of hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The Securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity.  At maturity you will receive, for each $10 stated principal amount of Securities that you then hold, an amount in cash that will vary depending upon the closing level of the underlying index on the final valuation date.  There is no minimum payment at maturity on the Securities, and, accordingly, you could lose your entire investment.  If the final index level is less than the trigger level, you will be exposed to the full negative index return and you will receive an amount at maturity that is substantially less than the stated principal amount of the Securities and could be zero.  If the final index level is greater than or equal to the trigger level, you will receive a positive return equal to the greater of (i) the contingent return described below and (ii) the return on the underlying index, subject to the maximum gain described below.  In no event will the return on the Securities be greater than the maximum gain.

The initial index level will be         , the closing level of the underlying index on the day we price the Securities for initial sale to the public, which we refer to as the trade date and which we expect to be February 24, 2012.

The final index level will be the closing level of the underlying index on February    , 2014 (expected to be February 24, 2014) (subject to postponement for non-index business days and market disruption events), which we refer to as the final valuation date.

The trigger level will be , 60% of the initial index level.

Payment at maturity depends on the final index level
At maturity, you will receive, for each $10 stated principal amount of Securities that you then hold, an amount in cash that will vary depending upon the closing level of the underlying index on the final valuation date equal to:

• If the final index level is greater than or equal to the trigger level: $10 + ($10 × the greater of (i) the contingent return and (ii) the index return, subject to the maximum gain)

where,

contingent return = 10%;

maximum gain = 25% to 35% (to be determined on the trade date); and

index return	=	final index level – initial index level
initial index level

In no event will the return on the Securities be greater than the maximum gain.

• If the final index level is less than the trigger level: $10 + ($10 × the index return)

If the final index level is less than the trigger level, investors will lose 1% of the stated principal amount for every 1% by which the final index level is less than the initial index level, and the payment at maturity will be less than $6.00 per Security and could be zero.

All payments on the Securities are subject to the credit risk of Citigroup Inc.

On page PS-6, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the Securities at maturity over a range of hypothetical index returns.  The graph does not show every situation that can occur.

You can review historical levels of the underlying index in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based upon its historical performance.

If no closing level of the underlying index is available or if a market disruption event occurs on the final valuation date, the final index level will be determined in accordance with “Description of Securities—Closing Level.”

Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

By investing in the Securities, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index
Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of January 31, 2012, the average dividend yield of those stocks was 2.02% per year, which, if the average dividend yield remained constant for the term of the Securities, would be equivalent to 4.04% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Securities.

The securities will not be listed on an exchange	The Securities will not be listed on any exchange and they may have limited or no liquidity. You should be prepared to hold your Securities to maturity.

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets will determine, among other things, the initial index level, the trigger level, the final index level, the index return, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the lead agent; conflicts of interest
The lead agent for the offering of the Securities is Citigroup Global Markets, our affiliate. This offering will be conducted in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written consent of the client.  See “Description of Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the Securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Securities.  You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying an agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any material changes to the terms of the Securities, we will notify you.

Where you can find more information on the Securities
The Securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated May 12, 2011 and prospectus dated May 12, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the Securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the Securities in the section of this pricing supplement called “Risk Factors Relating to the Securities.” The tax and accounting treatment of investments in equity-linked securities such as the Securities may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Securities.

How to reach us	Clients may contact their local brokerage representative.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each Security, the following graph illustrates the payment at maturity on the Securities for a range of hypothetical index returns.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of January 31, 2012, the average dividend yield of those stocks was 2.02% per year, which, if the average dividend yield remained constant for the term of the Securities, would be equivalent to 4.04% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

The graph is based on the following terms:

Stated Principal Amount per Security:	$10

Contingent Return:	10%

Trigger Level:	60% of the initial index level

Hypothetical Maximum Gain:	30%

Hypothetical Maximum Payment at Maturity:	$13.00 per Security (130% of the stated principal amount)

•
If the index return is greater than or equal to -40%, such that the final index level is greater than or equal to the trigger level, the payment at maturity per Security reflected in the graph above is greater than the $10 stated principal amount per Security and is equal to the $10 stated principal amount plus the product of $10 and the greater of (i) the contingent return of 10% and (ii) the index return, subject to the hypothetical maximum gain of 30%.

º
If the index return is greater than or equal to -40% but less than or equal to 10%, an investor will receive a payment at maturity of $11.00 per Security, the stated principal amount plus the product of $10 and the contingent return of 10%.

º
If the index return is greater than 10% but less than or equal to the hypothetical maximum gain of 30%, an investor will instead participate on a 1-to-1 basis in the positive performance of the underlying index from the trade date to the final valuation date (as measured solely on those two dates).  For example, if the index return is 20%, an investor will receive a payment at maturity equal to $12.00 per Security.

º
If the index return is greater than the hypothetical maximum gain of 30%, an investor will not participate in any positive performance of the underlying index from the trade date to the final valuation date beyond 30% and will receive the maximum payment at maturity of $13.00 per Security.

•
If the index return is less than -40%, such that the final index level is less than the trigger level, an investor will receive a payment at maturity per Security that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the final index level from the initial index level.

º	For example, if the index return is -60%, an investor will lose 60% of the stated principal amount and receive only $4.00 per Security at maturity, or 40% of the stated principal amount.

RISK FACTORS RELATING TO THE SECURITIES
The Securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee the return of any of the stated principal amount at maturity. Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. This section describes the most significant risks relating to the Securities. For a complete list of risk factors, please see also the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them.

The Securities do not pay interest or guarantee return of principal
The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final index level is less than 60% of the initial index level, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each Security by an amount proportionate to the decrease in the final index level from the initial index level and will in all cases be less than $6.00 per Security. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose your entire investment. See “Hypothetical Payouts on the Securities at Maturity.”

Volatility of the underlying index
Historically, the closing level of the underlying index has been volatile. From January 3, 2007 to January 31, 2012, the closing level of the underlying index has been as low as 343.26 and as high as 865.29. The volatility of the level of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of the Securities, and possibly zero, even if the closing level of the underlying index is greater than or equal to the trigger level on one or more dates other than the final valuation date during the term of the Securities.

The appreciation potential of the Securities is limited by the maximum gain
The appreciation potential of the Securities is limited by the maximum gain of 25% to 35%, which results in a maximum payment at maturity of $12.50 to $13.50 per Security, or 125% to 135% of the stated principal amount.  The actual maximum gain and maximum payment at maturity will be determined on the trade date. Therefore, any increase in the final index level over the initial index level by more than the maximum gain of 25% to 35% (to be determined on the trade date) will not increase the return on the Securities.

Potential for a lower comparable yield
If the final index level is less than the trigger level, the effective yield on the Securities will be less than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (the payments on which are guaranteed by Citigroup Inc.) of comparable maturity.

The Securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments that become due on the Securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments that become due on the Securities, to pay all amounts due on the Securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Securities.

The market price of the Securities will be influenced by many
Several factors will influence the value of the Securities and the price at which Citigroup Global Markets may be willing to purchase the Securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in unpredictable factors
level or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing level of the underlying index, interest and yield rates in the market, time remaining until the Securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The level of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information” below. You must hold your Securities to maturity to receive the stated payout from the issuer, including any repayment of the stated principal amount. You may receive less, and possibly significantly less, than the stated principal amount of the Securities if you try to sell your Securities prior to maturity, even if the level of the underlying index is at or above the trigger level at that time.

Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index

Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  As of January 31, 2012, the stocks that constitute the underlying index average a dividend yield of 2.02% per year.  If this average dividend yield were to remain constant for the term of the Securities, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 4.04% (calculated on a simple interest basis) over the approximately 2-year term of the Securities by investing in the Securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Securities.

Adjustments to the underlying index could adversely affect the value of the Securities
The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the level of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The inclusion of the underwriting discount and projected profit from hedging in the issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Securities in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, the cost of hedging our obligations under the Securities and, for brokerage accounts, the underwriting discount paid with respect to the Securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market prices for the Securities are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Securities will not be listed on any securities exchange, and secondary trading may be limited
The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. Citigroup Global Markets may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the Securities
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine, among other things, the initial index level, the trigger level, the final index level and the index return and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index level in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Securities
One or more of our affiliates expect to hedge our obligations under the Securities and will carry out hedging activities related to the Securities (and other instruments linked to the underlying index and/or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the trade date could potentially increase the initial index level and therefore, the trigger level and, as a result, could increase the level at which the underlying index must close on the final valuation date before an investor receives a payment at maturity that exceeds the issue price of the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the final valuation date, could adversely affect the level of the underlying index on the final valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The U.S. federal tax consequences of an investment in the Securities are unclear
There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be affected materially and adversely.  As described below under “Description of Securities —United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Securities should review carefully the section of this pricing supplement entitled “Description of Securities —United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Potentially inconsistent research, opinions or recommendations by Citigroup Global Markets Inc., UBS Financial Services Inc. or their respective affiliates
Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $10 stated principal amount of our Contingent-Return Optimization Securities Based on the Russell 2000® Index due February    , 2014.  In this pricing supplement, the terms “Citigroup Funding,” “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$

Trade Date	February , 2012 (expected to be February 24, 2012)

Settlement Date	February , 2012 (three Business Days after the Trade Date)

Maturity Date	February , 2014 (expected to be February 28, 2014)

Final Valuation Date
February    , 2014 (expected to be February 24, 2014).  If the originally scheduled Final Valuation Date is not an Index Business Day, the Final Valuation Date may be postponed by the Calculation Agent, but not past the Business Day immediately prior to the Maturity Date. In addition, if a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date as described below in the definition of “Closing Level.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Issue Price	$10.00 per Security for brokerage accounts; $9.80 per Security for fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser

CUSIP Number	17317U196

ISIN Number	US17317U1960

Denominations	$1,000 and integral multiples of $10 in excess thereof

Underlying Index	Russell 2000® Index

Payment at Maturity	At maturity, you will receive for each $10 Stated Principal Amount of Securities that you then hold a Payment at Maturity equal to:

• If the Final Index Level is greater than or equal to the Trigger Level:

$10 + ($10 × the greater of (i) the Contingent Return and (ii) the Index Return, subject to the Maximum Gain). In no event will the return on the Securities be greater than the Maximum Gain; or

• If the Final Index Level is less than the Trigger Level:

$10 + ($10 × the Index Return).

If the Final Index Level is less than the Trigger Level, you will be exposed to the full negative Index Return, which will be lower than -40%, and your Payment at Maturity will be less than $6.00 per Security and possibly zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Index Business Day preceding the Maturity Date (but if such Index Business Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Contingent Return	10%

Maximum Gain	25% to 35% (to be determined on the Trade Date)

Index Return	A fraction, the numerator of which is the Final Index Level minus the Initial Index Level and the denominator of which is the Initial Index Level, as described by the following formula:

Index Return	=	Final Index Level – Initial Index Level
Initial Index Level

Initial Index Level	, the Closing Level of the Underlying Index on the Trade Date, as determined by the Calculation Agent.

Final Index Level	The Closing Level of the Underlying Index on the Final Valuation Date, as determined by the Calculation Agent.

Trigger Level	, 60% of the Initial Index Level

Minimum Payment at Maturity	None (you could lose the entire Stated Principal Amount).

Maximum Payment at Maturity	$12.50 to $13.50 (125% to 135% of the Stated Principal Amount) (to be determined on the Trade Date) per Security

Closing Level
Subject to the terms described under “Discontinuance of the Underlying Index; Alteration of Method of Calculation” below, the Closing Level on any Index Business Day means the closing level of the Underlying Index on such day as published by the publisher of the Underlying Index. If the Closing Level of the Underlying Index is not available or if there is a Market Disruption Event on the originally scheduled Final Valuation Date, the Closing Level of the Underlying Index for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the level of the

Underlying Index obtained from as many dealers in equities (which may include Citigroup Global Markets Inc. (“Citigroup Global Markets”) or any of our other affiliates), but not exceeding three such dealers, as will make such level available to the Calculation Agent. Upon the occurrence of a Market Disruption Event, instead of obtaining levels from dealers as described above, the Calculation Agent may defer the Final Valuation Date or any other date of determination for up to three consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Business Day immediately prior to the Maturity Date.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which the level of the Underlying Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the level of the index on such day are capable of being traded on their primary exchanges or markets during the one-half hour before the determination of the Closing Level of the index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Book Entry Security or Certificated Security

Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior. The Securities will rank on par with all other senior, unsecured debt securities of Citigroup, Inc.

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Agents	Citigroup Global Markets, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal

Calculation Agent	Citigroup Global Markets.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Index Level in the event of a Market Disruption Event, or discontinuance of the Underlying Index, may affect the Payment at Maturity.  See “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the primary exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the level of the Underlying Index or any Successor Index, (b) any options or futures contracts, or any options on such futures contracts, relating to the Underlying Index or any Successor Index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the level of the Underlying Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index will be based on a comparison of the portion of the level of the Underlying Index attributable to that security relative to the overall level of the Underlying Index, in each case immediately before that suspension or limitation.

No Redemption	The Securities are not subject to redemption at the option of Citigroup Funding or any holder prior to maturity.

Alternate Payment Calculation in Case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Closing Level of the Underlying Index as of the date of such acceleration as the Final Index Level.  If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Securities will be capped at the Payment at Maturity calculated using the Closing Level of the Underlying Index as of the date of the commencement of such proceeding as the Final Index Level.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

In case of default in Payment at Maturity of the Securities, the Securities shall bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of             % per annum on the unpaid amount due.

Discontinuance of the Underlying Index; Alteration of Method of Calculation

If the publisher of the Underlying Index discontinues publication of the Underlying Index and it or another entity (including Citigroup Global Markets) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index, then the level of the Underlying Index will be determined by reference to the level of that index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the Trustee, us and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Final Valuation Date or the date of acceleration, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Level for the Underlying Index for such date. Such Closing Level will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) of each security most recently constituting the Underlying Index at the close of the principal trading session of the primary exchange(s) or market(s) of trading for such security on such date, without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index is changed in any material respect, or if the Underlying Index or any Successor Index is in any other way modified so that the level of the Underlying Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, as of the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Underlying Index or any Successor Index as if the changes or modifications had not been made, and calculate the level of the index with reference to the Underlying Index or the Successor Index. Accordingly, if the method of calculating the Underlying Index or any Successor Index is modified so that the level of the Underlying Index or any Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a level of the index as if it had not been modified.

The Underlying Index; Public Information
Unless otherwise stated, all information on the Russell 2000® Index provided in this pricing supplement is derived from publicly available sources. Such information reflects the policies of, and is subject to change by, Russell Investment Group (“Russell”).  Russell is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Russell 2000® Index at any time.  None of Citigroup Inc., Citigroup Funding Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Russell 2000® Index.  The Russell 2000® Index is published by Russell and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index.

As of January 31, 2012, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE SECURITIES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the Russell 2000® Index

Companies determined by Russell to be part of the U.S. equity market are eligible for inclusion in the Russell 2000® Index.  If a company incorporates in, has a stated headquarters location in and also trades in the United States, the company is eligible for inclusion in the Russell 2000® Index.  If any of the three criteria do not match, Russell then defines three home country indicators (“HCIs”):  country of incorporation, country of headquarters and country of the most liquid exchange.  After the HCIs are defined, Russell cross-compares the primary location of the company’s assets with the three HCIs.  If the primary location of assets matches any of the HCIs, then the company is assigned to the country of its primary asset location.  If there is not enough information to determine a company’s primary location of assets, Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion.  Russell will use an average of two years of assets or revenues data for analysis to reduce potential turnover beginning in 2011.  If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country in which its headquarters are located unless the country is on a list of countries considered by Russell to be “benefit driven incorporation” countries.  In the latter case, the company is assigned to the country of its most liquid stock exchange.  Only companies assigned to the United States through the foregoing analysis are eligible for inclusion in the Russell 2000® Index.  Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are excluded. American Depository Receipts, royalty trusts, limited liability companies, OTC companies, bulletin board companies, pink sheets, closed-end investment companies and limited partnerships are also ineligible for inclusion.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May each year to be eligible for inclusion in the Russell 2000® Index. If an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible for inclusion if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00.  If a stock falls below $1.00 intra-year, it will not be removed, but will be evaluated at the next reconstitution.  In order to be included in the Russell 2000® Index’s annual reconstitution, a stock must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. IPOs will be considered for inclusion quarterly.

The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing prices on the last trading day of May each year, Russell determines whether a company is large enough to be included in the Russell indices. Generally, as of the last Friday of June of each year, the Russell 2000® Index is adjusted to reflect the reconstitution market value for that year.

The following types of shares are considered available for the purposes of total shares outstanding determinations:

•	Common stock;

•	Non-restricted exchangeable shares (shares which may be exchanged any time, at the holder’s option, on a one-for-one basis for common stock; and

•	Partnership units/membership interests which represent an economic interest in a limited liability company or limited partnership.

A security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.”  The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.  Stocks are weighted in the Russell 2000® Index by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available capitalization.  Adjustments are based on information recorded in SEC corporate filings or other reliable sources:

•	ESOP or LESOP shares—corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•	Corporate cross-owned shares—when shares of a company in one of the Russell indices are held by another company also in one of the Russell indices. All shares in this class will be adjusted;

•
Large private and corporate shares—shares held by another listed company or private individuals, if the amount of shares so held is greater than 10% of outstanding shares but does not preclude institutional holdings by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

•	Unlisted share classes—classes of common stock that are not traded on a U.S. exchange;

•	IPO lock-ups—shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the relevant Russell index; and

•	Government holdings:

•	Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

•	Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

•	Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Once the market capitalization for each security is determined using total shares and price (as described above), each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes the stock of companies 1001 through 3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

Russell will make certain maintenance adjustments to the Russell 2000® Index based on corporate actions of included securities. A full description of all corporate action driven changes, including timing, to the Russell indices can be found on Russell’s website.

License Agreement

Russell and Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc., have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding Inc. and its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with certain financial products, including the Securities.

The license agreement between Russell and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement.

“The Securities are not sponsored, endorsed, sold or promoted by Russell Investment Group (“Russell”). Russell makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Citigroup Funding Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Citigroup Funding Inc., its affiliates or the Securities. Russell has no obligation to take the needs of Citigroup Funding Inc., its affiliates or the holders of the Securities into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness or otherwise. Russell is not responsible for and has not participated in the determination of the timing of prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP FUNDING INC.”

Historical Information
The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-quarter Closing Levels of the Russell 2000® Index from January 3, 2007 through January 31, 2012. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  These historical data on the Russell 2000® Index are not indicative of the future performance of the Russell 2000® Index or what the market value of the Securities may be. Any historical upward or downward trend in the level of the Russell 2000® Index during any period set forth below is not an indication that the Russell 2000® Index is more or less likely to increase or decrease at any time during the term of the Securities.

You should not take the historical Closing Levels of the Underlying Index as an indication of future performance, and no assurance can be given as to the Closing Level of the Underlying Index on the Final Valuation Date.  The Final Index Level may be less than the Trigger Level, in which case the Payment at Maturity will be less than the Stated Principal Amount of the Securities.

We cannot give you any assurance that the Closing Level of the Underlying Index on the Final Valuation Date will be greater than or equal to the Trigger Level, such that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Closing Level of the Underlying Index on the Final Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Russell 2000® Index Historical High, Low and Period End Closing Levels January 3, 2007 through January 31, 2012
	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter (through January 31, 2012)	798.85	747.28	792.82

Russell 2000® Index January 3, 2007 through January 31, 2012 Daily Closing Levels

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Issue Price of the Securities includes the cost of hedging our obligations under the Securities and, for brokerage accounts, the underwriting discount (as shown on the cover page of this pricing supplement) paid with respect to the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus.

On or prior to the Trade Date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Securities by taking positions in swaps, options or futures contracts on the Underlying Index or on the stocks that constitute the Underlying Index, in the stocks that constitute the Underlying Index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the Closing Level of the Underlying Index, and, accordingly, potentially increase the Initial Index Level and, therefore, the Trigger Level and, as a result, increase the Closing Level at which the Underlying Index must close on the Final Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the swaps, options or futures contracts on the Underlying Index or on the stocks that constitute the Underlying Index, the stocks that constitute the Underlying Index or such other securities or instruments, including by selling any such contracts or instruments on the Final Valuation Date. We cannot give any assurance that our hedging activities will not affect the Closing Level of the Underlying Index and, therefore, adversely affect the value of the Securities or the Payment at Maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 (the “GSAA”) among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc. and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.   Citigroup Global Markets is acting as lead agent for the offering of the Securities and UBS is acting as agent for the offering of the Securities, in each case pursuant to the GSAA.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $       stated principal amount of Securities (          ) for $9.80 per Security, any payments becoming due on which are fully and unconditionally guaranteed by Citigroup Inc. UBS, acting as principal, has agreed to purchase from Citigroup Global Markets, and Citigroup Global Markets has agreed to sell to UBS, all of such Securities for $9.80 per Security. UBS proposes to offer the Securities to brokerage accounts at a price of $10.00 per Security and to certain fee-based advisory accounts for which UBS is an investment adviser at a price of $9.80 per Security. UBS will receive an underwriting discount of $0.20 per Security for each Security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS is an investment adviser. The underwriting discount, if applicable, will be received by UBS and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Securities—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.  Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

ERISA Matters	Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.
United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities.  It applies only to an initial investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•	investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of the Securities.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the Underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code. If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities. Non-U.S. persons considering an investment in the Securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities. Upon a sale or exchange of the Securities, or upon settlement at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or settled. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire them. Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them. It is possible, for example, that the Securities could be treated as debt instruments issued by us. Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to them prior to maturity. In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to them. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States. Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities. A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

 TABLE OF CONTENTS

Citigroup Funding Inc.

Medium-Term, Series D

Contingent-Return Optimization
Securities Based on the Russell 2000®
Index due February    , 2014

($10 Stated Principal Amount per Security)

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

February    , 2012

(Including Prospectus Supplement Dated May 12, 2011 and
Prospectus Dated May 12, 2011)

Page
Pricing Supplement
Key Terms	PS-2
Summary of Pricing Supplement	PS-3
Hypothetical Payouts on the Securities at Maturity	PS-7
Risk Factors Relating to the Securities	PS-9
Description of Securities	PS-13
The Underlying Index; Public Information	PS-18
Use of Proceeds and Hedging	PS-24
Plan of Distribution; Conflicts of Interest	PS-25
ERISA Matters	PS-26
United States Federal Tax Considerations	PS-26
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28